Exhibit 99.1

CTG Reports 2015 Fourth Quarter and Full Year Results

BUFFALO, N.Y., February 23, 2016 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter Highlights

•	Revenue was $84.2 million, compared to $93.1 million in the trailing third quarter and $98.3 million in the prior year fourth quarter;

•	Operating margin was 4.4%, compared with 3.8% in the trailing third quarter and 1.7% in the fourth quarter 2014;

•	Net income was $0.16 per diluted share, above guidance of $0.11 to $0.13 per share, compared with $0.13 per diluted share in the prior quarter, and $0.08 per share in the year-ago quarter;

•	Ended the quarter with cash and short-term investments of $10.8 million; and

•	Paid quarterly cash dividend of $0.06 per share and declares Q1 2016 dividend of $0.06 per share.

Full Year 2015 Highlights

•	Revenue was $369.5 million, a decrease of 6.0% from 2014;

•	Net income was $0.41 per diluted share, compared to $0.64 per diluted share in the prior year;

•	Appointed two independent board directors with international finance and IT experience to replace two retiring directors;

•	Completed a review and realignment of key business units, resulting in the write down of the Company’s IT medical management software, workforce adjustments in Europe, and more than doubling of the healthcare sales team; and

•	Restructured the balance sheet to lower the Company’s cost of capital and secured a $40 million committed credit facility to fund strategic growth opportunities.

CTG Chief Executive Officer Cliff Bleustein commented, “Fiscal 2015 was the beginning of a transition for CTG. We started to reposition our business units, restructured our balance sheet, executed on our market initiatives and formalized a strategy that establishes a clear path to growth. As expected, we closed the year facing a number of headwinds, including macroeconomic driven headcount reductions at our two largest staffing customers and the continued trail-off of legacy EMR implementations. However, significantly lower medical costs, a favorable tax rate, and a non-taxable gain on life insurance of $0.02 per share drove above-guidance fourth quarter net income of $0.16 per share.

“We are refocusing our resources in line with our strategic plan, making investments in four key areas: staffing, healthcare, Europe and diversified industrials. We believe market trends and our unique heritage in both staffing and IT solutions have positioned CTG to provide significant value to customers in each of these vertical markets. We are diversifying and expanding our staffing client base, as well as focusing on managed services and statement of work oriented product offerings in line with market demands. Our initial cross-selling efforts are creating new opportunities and wins, and we see further expansion of those efforts in 2016 and beyond. Similarly in Europe, we are focused on entry into new sectors and regions, where we can enhance our growth prospects and increase engagements for solutions and staffing.

“CTG’s healthcare business is also better positioned entering 2016, as we continue to build on the transition to population health services. Our efforts are increasingly directed toward addressing the market’s needs for partial IT outsourcing, staff augmentation and technical consulting. The steps we are taking today will further expand our available solutions and expertise in this market and our newly doubled sales team is diligently growing our pipeline of new business opportunities.

“Finally, within our diversified industrials end market, we’ve identified significant opportunities to enter additional geographies across our oil and gas customer base beyond Alaska, in particular the Pacific Northwest. We are also leveraging prior success in logistics, finance, regulatory and government solutions to secure new customers and increase our revenue footprint.

“Although the revenue contributions from these ongoing initiatives will likely take multiple quarters to be fully realized, we are seeing signs of improvement in the form of a growing sales pipeline. We believe these continuing activities position CTG for growth in markets characterized by increasing provider consolidation, reliance on outsourced services, use of managed service provider organizations and a blending of staffing and solutions capabilities into scope of work based mandates. Additionally, we are actively seeking acquisitions in the U. S. and western Europe to complement our strategy and at the same time introduce us to new geographies and customers. CTG’s 50-year legacy of delivering reliable IT services and solutions to its customers provides us with a solid foundation to successfully navigate this challenging environment, and we look forward to reporting further progress over the coming quarters.”

Consolidated Results

Revenue in the fourth quarter ended December 31, 2015 was $84.2 million, compared with $93.1 million in the third quarter of 2015 and $98.3 million in the fourth quarter of 2014. The decline in revenue primarily reflects reduction in staffing headcount on both a sequential and year-over-year basis. Negative currency translation reduced revenue in the fourth quarter by $2.3 million.

Direct costs in the fourth quarter were $67.4 million, or 80.1% of revenue, compared with $75.6 million, or 81.2% of revenue in the third 2015 quarter, and $80.1 million, or 81.5% of revenue, in the year-ago fourth quarter. The year-ago fourth quarter included a non-cash impairment charge totaling approximately $1.5 million to write off the net book value of the Company’s medical fraud, waste, and abuse (FWA) software solution. The lower direct costs in the fourth quarter of 2015 were primarily related to reductions in claims from our self-insured medical plan. Overall medical claims decreased by $1.4 million in the 2015 fourth quarter compared with last year’s fourth quarter, and by $600,000 compared with the third quarter of 2015.

SG&A expense was $13.0 million, down from $16.5 million in the year-ago quarter. SG&A expenses in fourth quarter 2014 included costs of $2.0 million associated with the death of the Company’s former CEO.

Operating income increased sequentially to $3.7 million, or 4.4% of revenue, compared with $3.6 million, or 3.8% of revenue, in the third quarter of 2015 and $1.6 million, or 1.7% of revenue, in the fourth quarter of 2014, which included the aforementioned charges totaling $3.5 million.

CTG’s effective income tax rate in the fourth quarter was 33.0%, compared with 41.5% in the third quarter and 23.8% in the 2014 fourth quarter, which benefitted from the legislative extension of federal research and development and work opportunity tax credits of approximately $0.02 per share.

Net income in the fourth quarter of 2015 was $2.6 million, or $0.16 per diluted share, compared with net income of $2.1 million, or $0.13 per diluted share, in the 2015 third quarter. Net income in the fourth quarter of 2014 was $1.2 million, or $0.08 per diluted share, including charges of $0.13 per share.

For the full year 2015, revenue was $369.5 million, compared to $393.3 million in 2014. Revenue in 2015 was impacted by $13.0 million related to negative currency translation. Direct costs for 2015 were $302.3 million, or 81.8% of revenue, compared with $313.9 million, or 79.8% of revenue in 2014. SG&A expense was $56.5 million, or 15.3% of revenue, down from $62.2 million, or 15.8% of revenue, in the prior year, which included costs of $2.0 million associated with the death of the Company’s Chairman and CEO. Net income for 2015 was $6.5 million, or $0.41 per diluted share, compared with net income of $10.4 million, or $0.64 per diluted share, in 2014.

Balance Sheet

Cash and short term investments at December 31, 2015 were $10.8 million; long-term debt was $1.2 million. Days sales outstanding were 76 days in the fourth quarter of 2015 compared with 66 days in last year’s fourth quarter reflecting cessation of an early payment discount with a large customer. Tangible book value at December 31, 2015 was $4.24 per share.

Shareholder Dividend

The Company also announced that CTG’s Board of Directors declared a quarterly cash dividend of $0.06 cents per common share payable on April 6, 2016 to shareholders of record on March 23, 2016.

2016 Guidance and Outlook

CTG expects total revenue for the 2016 first quarter to range between $86 and $88 million. Net income is expected to be between $0.03 and $0.05 per diluted share. There are 65 billing days in the first quarter 2016 vs. 66 billing days in the prior year quarter.

For the full year 2016, CTG expects revenue to range between $340 and $360 million. Net income is expected to be between $0.15 and $0.25 per diluted share.

Mr. Bleustein concluded, “We started a transition of CTG in 2015, formalized a strategy that establishes a clear path to growth, restructured our balance sheet, and began to reposition our business units and execute on our market initiatives in line with the strategy. We expect 2016 to be a challenging year as many of our clients react to the slowdown in global trade, the continued strength of the U.S. dollar, and the multitude of changes occurring in U.S. healthcare IT systems. The initiatives we have undertaken in our business discussed above, most notably the considerable additions to our sales force and the significant investments we are making in branding and marketing, will also take time before we begin to see results.”

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time February 23, 2016, and 11:59 p.m. Eastern Time February 26, 2016, by dialing 1-800-475-6701 and entering conference ID 382581. The webcast will be archived on CTG’s website at http://investor.ctg.com/events.cfm for approximately 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by nearly 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2016, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of recorded goodwill or capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2014 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244

Computer Task Group, Incorporated (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
Revenue	$84,202	$98,266	$369,478	$393,268
Direct costs	67,416	80,095	302,318	313,930
Percent of revenue	80.1%	81.5%	81.8%	79.8%
Selling, general and administrative expenses	13,045	16,535	56,523	62,186

Percent of revenue	15.5%	16.8%	15.3%	15.8%
Operating income	3,741	1,636	10,637	17,152
Operating margin	4.4%	1.7%	2.9%	4.4%
Non-taxable life insurance gain	246	—	246	—
Other expense, net	(78)	(29)	(154)	(214)

Income before income taxes	3,909	1,607	10,729	16,938
Provision for income taxes	1,291	382	4,219	6,588

Effective tax rate	33.0%	23.8%	39.3%	38.9%
Net income	$2,618	$1,225	$6,510	$10,350

Net income per share:
Basic	$0.17	$0.08	$0.42	$0.68

Diluted	$0.16	$0.08	$0.41	$0.64

Weighted average shares outstanding:
Basic	15,599	15,249	15,479	15,120
Diluted	15,974	16,020	15,920	16,260
Cash dividend declared per share	$0.06	$0.06	$0.24	$0.24

Computer Task Group, Incorporated (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31, 2015	December 31, 2014
Current Assets:
Cash and cash equivalents	$10,801	$40,862
Accounts receivable, net	71,403	67,292
Other current assets	2,574	4,580

Total Current assets	84,778	112,734
Property, equipment and capitalized software, net	5,488	6,793
Goodwill	37,231	37,409
Other assets	35,580	13,309

Total Assets	$163,077	$170,245

Current Liabilities:
Accounts payable	$8,236	$8,865
Dividend payable	925	896
Accrued compensation	17,541	27,371
Other current liabilities	5,102	6,377

Total current liabilities	31,804	43,509
Long-term debt	1,225	—
Other liabilities	12,331	15,770
Shareholders’ equity	117,717	110,966

Total Liabilities and Shareholders’ Equity	$163,077	$170,245

Computer Task Group, Incorporated (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	December 31, 2015	December 31, 2014
Net income	$6,510	$10,350
Depreciation and amortization expense	1,962	2,974
Equity-based compensation expense	1,317	3,088
Other operating items	(14,474)	(9,704)

Net cash provided by (used in) operating activities	(4,685)	6,708
Net cash used in investing activities	(1,367)	(2,984)
Net cash used in financing activities	(22,967)	(7,750)
Effect of exchange rates on cash and cash equivalents	(1,042)	(1,339)

Net decrease in cash and cash equivalents	(30,061)	(5,365)
Cash and cash equivalents at beginning of period	40,862	46,227

Cash and cash equivalents at end of period	$10,801	$40,862

Computer Task Group, Incorporated (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Year Ended
	Dec. 31, 2015		Dec. 31, 2014		Dec. 31, 2015		Dec. 31, 2014
Revenue by Service
IT solutions	$26,674	32%	$34,500	35%	$121,902	33%	$149,601	38%
IT staffing	57,528	68%	63,766	65%	247,576	67%	243,667	62%

Total	$84,202	100%	$98,266	100%	$369,478	100%	$393,268	100%

Revenue by Vertical Market
Technology service providers		34%		26%		31%		26%
Manufacturing		24%		27%		26%		24%
Healthcare		21%		26%		24%		29%
Financial services		7%		8%		7%		8%
Diversified industrials		6%		6%		5%		6%
General markets		8%		7%		7%		7%

Total		100%		100%		100%		100%

Revenue by Location
North America	$67,574	80%	$78,832	80%	$302,171	82%	$314,924	80%
Europe	16,628	20%	19,434	20%	67,307	18%	78,344	20%

Total	$84,202	100%	$98,266	100%	$369,478	100%	$393,268	100%

Foreign Currency Impact on Revenue
Europe	$(2,327)		$(1,649)		$(12,998)		$274
Billable Travel Included in Revenue and Direct Cost
Billable Travel	$1,333		$1,575		$6,532		$8,557
Cash at End of Period	$10,801		$40,862
Cash from Operations	$(752)		$15,670		$(4,685)		$6,708
Long-term Debt Balance	$1,225		$—
Billable Days in Period	62		66		255		255
DSO	76		66